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

The following editorial has been posted on the intranet and website of Willamette Industries, Inc.:

Willamette shows strength
Some things are worth fighting for.

That's the message Willamette Industries Inc. Chief Executive Officer Duane McDougall told some North Louisiana employees this week during a one-day visit through the region.

For the last six months a fight is what Willamette has given larger rival Weyerhaeuser which went public in November with its hostile takeover intentions of its smaller competitor.

Since the day the $48 per share offer has been announced, Willamette directors and officials have emphatically stated Willamette is not for sale.

A lot has been said about the hostile takeover attempt. What we would like to talk about here is what McDougall came to say: thanks to his employees who have remained focused on the job at hand despite the turmoil that surrounds them.

"You, and your performance over the last six months are the reason we're still in this fight today. For that, I thank you," he told a crowd during a lunch meeting Tuesday.

It was a sincere comment; made before people he's worked with for years. Its people he'd worry about if a takeover meant lost jobs, which many analysts have indicated could happen here. In Louisiana and Emerson, Ark., those operations account for some 1,900 jobs with an estimated annual payroll of $109 million.

That's a tremendous economic benefit to our area, and one we don't want to lose, especially here in Ruston which is headquarters for the Southern Region Building Materials Group.

Analysts differ about the outcome of the takeover attempt, but in Louisiana work still goes on at Willamette facilities.
Their employees are sticking by the company and continuing with their community efforts like the St. Jude Children's Research Hospital fund drive under way now.

The relationship between our community and Willamette has been beneficial to both. We hope it can remain so. We admire their stand and we applaud their will.

Copyright 2001, Ruston Daily Leader

********************************************************************************
This editorial was published in The Ruston Daily Leader on April 26, 2001. The publisher has consented to the posting of this article on the Company's website.

The following article has been posted on the intranet and website of Willamette Industries, Inc.:

Willamette CEO rallies shareholders against takeover by Cindy Williams


RUSTON -- "We are not for sale and were not going to negotiate," Willamette Industries president and chief executive officer told a group of shareholders Wednesday.

Duane McDougall encouraged them to stand fast and resist the attempted takeover by Weyerhaeuser Co., the country's third-largest forest product company.

"We are not going to agree to Weyerhaeuser's bargain basement price for what we believe to be a premier company in the forest products industry," McDougall said.

In November Weyerhaeuser launched a hostile tender offer to Willamette shareholders of $48 per outstanding share. As of March 12, Weyerhaeuser had 29 percent of their target shares. The hostile offer is set to expire May 18, after which the company can extend the offer.

Shareholders will decide three seats on the company's nine-member board of directors at the June 7 annual meeting. McDougall urged them to vote against the three candidates backed by Weyerhaeuser.

"We are about six months into this, and we are almost in the same place we were when Weyerhaeuser laid its $48 per share offer on the table. The fact that we are here six months later is a fact I feel very good about," he said.

Willamette Industries has 2,243 employees, 11 plants and eight offices in Louisiana and Emerson, Ark. The Portland, Oregon-based company has an annual payroll in Louisiana of $109 million and owns 746,000 acres of Southern timberland.

Weyerhaeuser Co. has three manufacturing plants and two nurseries in Louisiana with about 430 employees, and about 355,000 acres of timberland.

Weyerhaeuser spokesman Bruce Amundson told The Times his company still believes the two companies will make a good match. "We also think the shareholders should have the right to determine whether the two should enter into negotiations and ultimately combine."

Carrol Cochran, 62, manager of landowner assistance for Willamette Industries, has worked for Willamette for 35 years, and manages 140,000 acres of timberland involving 750 landowners in Louisiana.

"This is just an attempt to buy a company that is worth so much more," Cochran said. "I believe there is no question that if Weyerhaeuser takes over, people in Louisiana will lose their jobs."

Amundson said the merger would have a minimum affect on employees. "Last year we added 13,000 new employees," Amundson said. "Our track record reflects saving money, operating efficiently and serving customers."

"We are prepared to be in this long term," McDougall said. "But does Weyerhaeuser have the stomach to continue this? We do, and we are not going to give into the local bully."

http://www.shreveporttimes.com
------------------------------
******************************************************************************

This article was written by Cindy Williams and originally appeared on www.shreveporttimes.com on April 26, 2001. The publisher has consented to the posting of this article on the Company's website.